EXHIBIT 3(i)
ARTICLES OF AMENDMENT

OF
AARON’S, INC.

I.
     The name of the corporation is:
AARON’S, INC.
II.
     The Amended and Restated Articles of Incorporation are amended by inserting the following sentence into the second paragraph of Article V thereof to immediately follow the first sentence of such paragraph:
“Shares so acquired shall become treasury shares of the Corporation.”
III.
     At a duly called meeting of the Board of Directors held on October 1, 2013, the Board of Directors duly adopted the foregoing amendment in accordance with the provisions of Section 14-2-631(d) of the Georgia Business Corporation Code. As provided in Section 14-2-631(d), shareholder approval was not required.

     IN WITNESS WHEREOF, AARON’S, INC., has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be executed by its duly authorized officer this 4th day of October, 2013.

AARON’S, INC.
By:	/s/ Gilbert L. Danielson
	Name:	Gilbert L. Danielson
	Title:	Executive Vice President and Chief Financial Officer

ARTICLES OF AMENDMENT AND RESTATEMENT
TO
ARTICLES OF INCORPORATION
OF
AARON’S, INC.
1.
     The name of the corporation is Aarons, Inc. (the “Corporation”). The Corporation is organized under the laws of the State of Georgia.
2.
     These Articles of Amendment and Restatement amend and restate the Articles of Incorporation of the Corporation in their entirety. The full text of the Amended and Restated Articles of Incorporation is set forth on Exhibit A attached hereto. The Amended and Restated Articles of Incorporation of the Corporation contain amendments to Article V of the Articles of Incorporation which required shareholder approval
3.
     The Amended and Restated Articles of Incorporation of the Corporation were duly adopted by the Board of Directors of the Corporation on September 10, 2010 and duly approved by the shareholders of the Corporation on December 7, 2010 in accordance with the provisions of O.C.G.A. § 14-2-1003.
4.
     These Articles of Amendment and Restatement shall take effect in the State of Georgia at 4:15 p.m. (eastern time) on December 10, 2010 (the “Effective Time”).
5.
     Effective as of the Effective Time, (i) each share of the heretofore authorized, both issued and unissued, Common Stock of the Corporation, par value $0.50 per share, shall be automatically reclassified into one share of Class A Common Stock, par value $0.50 per share (the “Class A Common Stock”) and (ii) the Class A Common Stock shall then be renamed as “Common Stock”.

     IN WITNESS WHEREOF, AARON’S, INC., has caused these Articles of Amendment and Restatement to be executed and its corporate seal to be affixed hereto by its duly authorized officer this 9th day of December, 2010.

AARON’S, INC.
By:	/s/ Gilbert L. Danielson
	Name:	Gilbert L. Danielson
	Title:	Executive Vice President and Chief Financial Officer

(CORPORATE SEAL)

EXHIBIT A
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
AARON’S, INC.
I.
     The name of the corporation is:
AARON’S, INC.
II.
     The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code (the “Code”).
III.
     The Corporation shall have perpetual duration.
IV.
     The Corporation is organized for the following purposes:
     To buy, sell, rent and lease office and residential furniture and accessories and other personal property of all kinds; to manufacture, sell and deliver furniture of any kind whatsoever; and generally to manufacture, produce, assemble, fabricate, import, purchase or otherwise acquire, invest in, own, hold, use, maintain, service or repair, sell, rent, lease, pledge, mortgage, exchange, export, distribute, assign and otherwise dispose of and to trade and deal in and with, at wholesale or retail, goods, wares, merchandise, commodities, articles of commerce and property of every kind and description; and to engage in, conduct and carry on a general manufacturing, importing and exporting, merchandising, leasing, mercantile and trading business in any and all branches thereof.
     To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation.
     IN FURTHERANCE OF AND NOT IN LIMITATION of the general powers conferred by the laws of the State of Georgia and the objects and purposes herein set forth, it is expressly provided that to such extent as a corporation organized under the Code may now or hereafter lawfully do, the Corporation shall have the power to do, either as principal or agent and either alone or in connection with other corporations, firms or individuals, all and anything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be authorized to do or to exercise under the Code or under any act amendatory thereof, supplemental thereto or substituted therefor.
     The foregoing provisions of this Article IV shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers herein specified shall, except when otherwise provided in this Article IV, be in no wise limited or restricted by referenced to, or inference from, the terms of any provision of this or any other Article of these Amended and Restated Articles of Incorporation.
V.
     The Corporation shall have authority to issue shares of capital stock consisting of Two Hundred Twenty-Five Million (225,000,000) shares of Common Stock, par value $0.50 per share (“Common Stock”), and One Million (1,000,000) shares of Preferred Stock, par value $1.00 per share (“Preferred Stock”).
     The Corporation may purchase its own shares of capital stock out of unreserved and unrestricted earned surplus and capital surplus available therefor and as otherwise provided by law. The Board of Directors may from time to time distribute to shareholders out of capital surplus of the Corporation a portion of its assets, in cash or in property.

 Section 1. Terms of the Common Stock. The powers, preferences and rights of the Common Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

     (a) Voting. At each annual or special meeting of stockholders, each holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in such person’s name on the stock transfer records of the Corporation in connection with the election of directors and all other actions submitted to a vote of stockholders.
     (b) Dividends and Other Distributions. The record holders of the Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors out of funds legally available therefor.

     Section 2. Terms of the Preferred Stock. The following are the designations, powers, preferences and rights of the preferred stock and the qualifications, limitations and restrictions thereof:
     (a) Except as otherwise provided by applicable law, or by the resolution or resolutions of the Board of Directors providing for the issue of any series of a Preferred Stock, the holders of shares of Preferred Stock, as such holders, (i) shall not have any right to vote, and are hereby specifically excluded from the right to vote, in the election of directors or for any other purpose, and (ii) shall not be entitled to notice of any meeting of shareholders.
     (b) Before any sum or sums shall be set aside or applied to the purchase of any outstanding shares of Stock, and before any dividend shall be declared or paid or any distribution ordered or made upon the Stock (other than a dividend payable in shares of Stock), the Corporation shall have complied with the dividend and sinking fund requirements (if any) set forth in any resolution or resolutions of the Board of Directors with respect to the issue of any series of Preferred Stock of which any shares shall at the time be outstanding.
     (c) Subject to the provisions of the immediately preceding paragraph, and to such other limitations as may be specified in any resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Stock shall be entitled to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends payable with respect to the Stock as may be declared by the Board of Directors from time to time.
     (d) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which any series of the Preferred Stock is entitled as set forth in the resolution or resolutions of the Board of Directors providing for the issue thereof, the holders of outstanding shares of Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share in all remaining assets of the Corporation available for distribution to its shareholders ratably according to the number of shares of Stock held by them. Neither the merger nor consolidation of the Corporation with or into any other corporation or corporations, nor the merger or consolidation of any other corporation or corporations into or with the Corporation, nor the sale, transfer, mortgage, pledge or lease by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding up of the Corporation.
     (e) The Preferred Stock may be issued from time to time in one or more series of any number of shares, except that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by number, letter or descriptive words.
     (f) Authority is hereby expressly granted to and vested in the Board of Directors to issue the Preferred Stock at any time, or from time to time, as Preferred Stock of any one or more series, and, in connection with the establishment of each such series, to fix by resolution or resolutions providing for the issue of the shares thereof the voting powers, if any, and the designation, preferences and relative rights of each such series of Preferred Stock to the full extent now or hereafter permitted by these Amended and Restated Articles of Incorporation and the laws of the State of Georgia, including, without limiting the generality of the foregoing, all of the following matters which may vary between each series:
          (1) The distinctive designation of such series and the number of shares which constitute such series, which number may be increased or decreased either before or subsequent to the issuance of any shares of such series (but not below the number of shares of such series then outstanding), from time to time by action of the Board of Directors;
          (2) The dividend rate of such series, the dates of payment thereof, and any limitations, restrictions or conditions on the payment of dividends, including whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on the shares of each series;
          (3) The price or prices at which, and the terms, times and conditions on which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holders of such shares;
          (4) The amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment to the holders of shares of each series;
          (5) Whether or not the shares of such series shall be entitled to the benefit of a purchase, retirement or sinking fund to be applied to the redemption or purchase of such series, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares of such series may be redeemed or purchased through the application of such fund;

          (6) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Corporation, or the shares of any other series of Preferred Stock, and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
          (7) Whether or not the shares of such series shall have any voting rights, and, if voting rights are so granted, the extent of such voting rights and the terms and conditions under which such voting rights may be exercised.
          (8) Whether or not the issue of any additional shares of such series or of any future series in addition to such series shall be subject to restrictions in addition to the restrictions, if any, on the issue of additional shares imposed in the resolution or resolutions fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Section 2(f), and, if subject to additional restrictions, the extent of such additional restrictions; and
          (9) Whether or not the shares of such series shall be entitled to the benefit of limitations restricting the purchase of, the payment of dividends on, or the making of other distributions in respect of stock of any class of the Corporation, and the terms of any such restrictions; provided, however, that such restrictions shall not include any prohibition on the payment of dividends or with respect to distributions in the event of voluntary or involuntary liquidation established for any outstanding series of Preferred Stock theretofore issued.
VI.
     None of the holders of any capital stock of the Corporation of any kind, class or series now or hereafter authorized shall have preemptive rights with respect to any shares of capital stock of the Corporation of any kind, class or series now or hereafter authorized.
VII.
     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director; provided, that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Code or any successor law or laws.
     IN WITNESS WHEREOF, AARON’S, INC., has caused these Amended and Restated Articles of Incorporation to be executed and its corporate seal to be affixed hereto by its duly authorized officers this 9th day of December, 2010.

AARON’S, INC.
By:	/s/ Gilbert L. Danielson
	Name:	Gilbert L. Danielson
	Title:	Executive Vice President and Chief Financial Officer

(CORPORATE SEAL)